Exhibit 3.3



                    CERTIFICATE OF AMENDMENT
            TO RESTATED CERTIFICATE OF INCORPORATION
                        OF TELLABS, INC.



            Adopted in accordance with the provisions of Section 242 of the General Corporation
                  Law of the State of Delaware



We, Michael J. Birck, President and Carol Coghlan Gavin, Secretary of Tellabs, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify on behalf of the Corporation as follows:

     FIRST:   That the name of the Corporation is Tellabs, Inc.

     SECOND: That the Restated Certificate of Incorporation of the Corporation was filed by the Secretary of State of Delaware on June 24, 1992, a Certificate of Correction thereto was filed by the Secretary of State of Delaware on March 24, 1993, a Certificate of Amendment thereto was filed by the Secretary of State of Delaware on April 21, 1994, and a Certificate of Amendment thereto was filed by the Secretary of State of Delaware on May 3, 1995.

     THIRD:   That the Restated Certificate of Incorporation of said
Corporation has been amended as follows:

        The first paragraph of Article Fourth of the Restated
Certificate of Incorporation is amended to read as follows:

            1. Authorized Capital Stock. The aggregate number of shares of stock which the Corporation has authority to issue is 505,000,000 shares, of which 500,000,000 shall be shares of common stock, $.01 par value per share (hereinafter "Common Stock"), and of which 5,000,000 shares shall be shares of preferred stock, $.01 par value per share (hereinafter "Preferred Stock").

     FOURTH: That the aforesaid amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of all outstanding stock entitled to vote at the annual meeting of stockholders on April 16, 1997, which meeting was called and held upon notice in accordance with Section 222 of said Law.







                              -1-


     IN WITNESS WHEREOF, we have signed this Certificate of Amendment this 16th day of April, 1997.

                              TELLABS, INC.

                              By: s\ Michael J. Birck
                                  ---------------------------
                                  Michael J. Birck, President

Attest: s\ Carol Coghlan Gavin
        ------------------------------
        Carol Coghlan Gavin, Secretary













































                              -2-